Exhibit 99.1

RAPT Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results

Company maintains solid cash position of $158.9 million

SOUTH SAN FRANCISCO, Calif. – March 7, 2024 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the fourth quarter and year ended December 31, 2023.

“We are working diligently to lift the clinical hold on our Phase 2 trials of zelnecirnon in atopic dermatitis and asthma,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “Patient safety is our top priority. We expect to provide an update once we have defined a plan to move ahead and appreciate your patience during this process. Separately, our Phase 2 study of tivumecirnon in cancer is ongoing and we will be presenting an update at AACR in April.”

Financial Results for the Fourth Quarter and the Year Ended December 31, 2023

Fourth Quarter Ended December 31, 2023

Net loss for the fourth quarter of 2023 was $30.9 million, compared to $23.0 million for the fourth quarter of 2022.

Research and development expenses for the fourth quarter of 2023 were $26.8 million, compared to $19.5 million for the same period in 2022. The increase in research and development expenses was primarily due to higher development costs related to zelnecirnon, as well as increased expenses for personnel, lab supplies, consultants, facilities and stock-based compensation, partially offset by lower development costs related to tivumecirnon and early-stage programs.

General and administrative expenses for the fourth quarter of 2023 were $6.5 million, compared to $5.0 million for the same period in 2022. The increase in general and administrative expenses was primarily due to increases in expenses for personnel, stock-based compensation and facilities.

Year Ended December 31, 2023

Net loss for the year ended December 31, 2023 was $116.8 million, compared to $83.8 million in 2022.

Research and development expenses for the year ended December 31, 2023 were $101.0 million, compared to $67.1 million in 2022. The increase in research and development expenses was primarily due to higher development costs related to zelnecirnon, as well as increased expenses for personnel, lab supplies, consultants, facilities and stock-based compensation, partially offset by lower development costs related to tivumecirnon and early-stage programs.

General and administrative expenses for the year ended December 31, 2023 were $26.1 million, compared to $20.2 million in 2022. The increase in general and administrative expenses was primarily due to increases in expenses for personnel, stock-based compensation, facilities and professional services.

As of December 31, 2023, the Company had cash and cash equivalents and marketable securities of $158.9 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, zelnecirnon (RPT193) and tivumecirnon (FLX475), each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “plan,” “target” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the therapeutic potential of RAPT’s product candidates, clinical development progress and the timing of initiation, enrollment and completion of, and availability of results from, clinical trials of zelnecirnon (RPT193) and tivumecirnon (FLX475), RAPT’s expectations concerning the clinical hold of its Phase 2 trials of zelnecirnon, including its investigation of the incident, its ability to resolve issues to the FDA’s satisfaction and the availability of updates concerning such process, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, the inability to resolve issues related to the clinical hold on the Phase 2 trials of zelnecirnon to the FDA’s satisfaction and to ultimately resume such trials, clinical trial site activation or enrollment rates that are lower than expected, including lower than expected enrollment in our Phase 2b clinical trial of zelnecirnon in AD, unanticipated or greater than anticipated impacts or delays due to macroeconomic conditions (including the long-term impacts of ongoing overseas conflicts, inflation, higher interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2024 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2023	2022
Revenue	$—	$—	$—	$1,527
Operating expenses:
Research and development	26,764	19,454	101,002	67,082
General and administrative	6,453	4,977	26,060	20,240
Total operating expenses	33,217	24,431	127,062	87,322
Loss from operations	(33,217)	(24,431)	(127,062)	(85,795)
Other income, net	2,341	1,480	10,264	1,957
Net loss	$(30,876)	$(22,951)	$(116,798)	$(83,838)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	—	(88)	(655)	627
Unrealized gain (loss) on marketable securities	224	515	784	(447)
Total comprehensive loss	$(30,652)	$(22,524)	$(116,669)	$(83,658)
Net loss per share, basic and diluted	$(0.80)	$(0.64)	$(3.05)	$(2.58)
Weighted average number of shares used in computing net loss per share, basic and diluted	38,383,867	35,689,363	38,338,161	32,540,406

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2023	December 31, 2022
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$47,478	$38,946
Marketable securities	111,384	210,122
Prepaid expenses and other current assets	2,920	3,626
Total current assets	161,782	252,694
Property and equipment, net	2,448	2,539
Operating lease right-of-use assets	5,228	6,940
Other assets	3,871	4,036
Total assets	$173,329	$266,209
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,176	$3,365
Accrued expenses	14,103	8,656
Operating lease liabilities, current	2,448	2,171
Other current liabilities	109	32
Total current liabilities	21,836	14,224
Operating lease liabilities, non-current	4,458	6,819
Total liabilities	26,294	21,043
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	631,611	613,073
Accumulated other comprehensive gain (loss)	103	(26)
Accumulated deficit	(484,682)	(367,884)
Total stockholders’ equity	147,035	245,166
Total liabilities and stockholders’ equity	$173,329	$266,209

(1)
The consolidated balance sheet for December 31, 2022 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.